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Information Statement Pursuant to Section 14 (c) of the

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RIDGEWORTH FUNDS

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RIDGEWORTH INTERNATIONAL EQUITY FUND

October 15, 2015

Dear Valued Shareholder:

We are pleased to share some news with you regarding a recent change that impacts the RidgeWorth International Equity Fund (the “Fund”).

On August 26, 2015, the RidgeWorth Funds’ Board of Trustees approved WCM Investment Management (“WCM”) to replace Certium Asset Management LLC (“Certium”) as subadviser to the Fund. WCM took over the management of the Fund from Certium on September 1, 2015. RidgeWorth Capital Management LLC (“RidgeWorth”) continues to serve as the Fund’s investment adviser.

As a result of the subadviser change, the Fund’s investment advisory fee was reduced. In addition, certain changes were made to the Fund’s principal investment strategies, risks, benchmark index, and portfolio managers. Additional information on these changes is located in the Fund’s prospectus, which is available on www.ridgeworth.com.

The enclosed document provides instructions on how you can access an Information Statement on the RidgeWorth website. The Information Statement provides information on the new Investment Subadvisory Agreement between RidgeWorth and WCM. The document is for information purposes only and will not require any action from you as a shareholder.

Thank you for your continued investment in RidgeWorth Funds. If you have any questions regarding this update, please contact your Investment Professional, or call us at 1-888-784-3863.

Sincerely,

Julia R. Short,

President and CEO

RidgeWorth Funds

An investor should consider a fund’s investment objectives, risks, and charges and expenses carefully before investing or sending money. This and other important information about the RidgeWorth Funds can be found in a fund’s prospectus. To obtain a prospectus, please call 1-888-784-3863 or visit www.ridgeworth.com. Please read the prospectus carefully before investing.

©2015 RidgeWorth Investments. All rights reserved. RidgeWorth Investments is the trade name for RidgeWorth Capital Management LLC, an investment adviser registered with the SEC and the adviser to the RidgeWorth Funds. RidgeWorth Funds are distributed by RidgeWorth Distributors LLC, which is not affiliated with the adviser. Collective Strength. Individual Insight. is a federally registered service mark of RidgeWorth Investments.

RIDGEWORTH FUNDS

RidgeWorth International Equity Fund

P.O. Box 8053

Boston, MA 02226-8053

Telephone: 1-888-784-3863

INFORMATION STATEMENT

October 22, 2015

This is for your information only. It is not a proxy statement and you are not being asked to vote. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is provided in lieu of a proxy statement to the shareholders of the RidgeWorth International Equity Fund (the “Fund”), a series of RidgeWorth Funds (the “Trust”), pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC”). The order permits RidgeWorth Capital Management LLC (“RidgeWorth” or the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board” or “Trustees”), to retain, without the approval of shareholders, an unaffiliated subadviser that the Adviser believes is best suited to achieve the Fund’s investment objective. The Information Statement provides information regarding the new subadviser for the Fund and the terms of the new investment subadvisory agreement.

Appointment of WCM Investment Management as Subadviser to the Fund

At a meeting held on August 26–27, 2015, the Board, including its members who are not interested persons of the Fund (the “Independent Trustees”) within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), approved a new investment subadvisory agreement between RidgeWorth and WCM Investment Management (“WCM” or the “Subadviser”) with respect to the Fund (the “Agreement”). WCM took over day-to-day management of the Fund on September 1, 2015. Prior to September 1, 2015, Certium Asset Management LLC (“Certium”) served as subadviser to the Fund. In connection with the change in subadviser, and as reflected in the Prospectus, Summary Prospectus and Statement of Additional Information dated September 1, 2015, certain changes were made to the Fund’s principal investment strategies and risks, benchmark index and portfolio managers. In addition, the Fund’s aggregate advisory fee was reduced.

Information Regarding the Adviser

RidgeWorth, located at 3333 Piedmont Road, NE, Suite 1500, Atlanta, Georgia 30305, has served as the investment adviser of the Fund since its inception. RidgeWorth oversees the Fund’s subadviser to ensure compliance with the Fund’s investment policies and guidelines and monitors the subadviser’s adherence to its investment style.

In connection with the change in subadvisers from Certium to WCM, the Adviser’s annual advisory fee was reduced to 0.85% of the Fund’s average daily net assets effective September 1, 2015. Previously, the Adviser was entitled to an annual advisory fee of 0.90% of the Fund’s average daily net assets.

The Adviser’s fee is subject to the following breakpoint discounts:

First $500 million = none — no discount from full fee

Next $500 million = 5% discount from full fee

Next $4 billion = 10% discount from full fee

Over $5 billion = 15% discount from full fee

For the fiscal year ended March 31, 2015, the Fund paid advisory fees, minus fee waivers, to the Adviser in the amount of $234,835. For the fiscal year ended March 31, 2015, the Adviser waived advisory fees in the amount of $3,428. The Adviser is responsible for paying the Fund’s subadviser for its services to the Fund. For the fiscal year ended March 31, 2015, the Adviser paid Certium $117,418.

Information Regarding the Subadviser

WCM had approximately $8.4 billion in total assets under management as of June 30, 2015. WCM has been a registered investment adviser since 1976. WCM’s principal business address is 281 Brooks Street, Laguna Beach, CA 92651. WCM is 100% employee-owned. Mr. Kurt Winrich and Mr. Paul Black are the controlling owners of WCM.

Portfolio Managers. Listed below are the individuals primarily responsible for the day-to-day management of the Fund.

Mr. Paul R. Black currently serves as President and co-CEO of WCM. He has managed the Fund since September 2015. He has worked in investment management since 1983.

Mr. Peter J. Hunkel currently serves as Portfolio Manager and Business Analyst of WCM. He has managed the Fund since September 2015. He has worked in investment management since 1998.

Mr. Michael B. Trigg currently serves as Portfolio Manager and Business Analyst of WCM. He has managed the Fund since September 2015. He has worked in investment management since 2000.

Mr. Kurt R.Winrich, CFA currently serves as Chairman and co-CEO of WCM. He has managed the Fund since September 2015. He has worked in investment management since 1984.

Management and Governance. Listed below are the names, positions and principal occupations of the directors and principal executive officers of WCM as of September 30, 2015. The principal address of each individual as it relates to his duties at WCM is the same as that of WCM.

Name	Position with WCM
Kurt Winrich	Chairman, Treasurer (CFO), Co-CEO
Paul Black	President, Co-CEO
Jim Owens	Executive Vice President
David A. Brewer	Senior Vice President, CCO
L. Thomas Rydzeski	Vice President, Secretary

Management Activities. WCM acts as adviser or subadviser for the following registered investment companies with investment objectives similar to the Fund:

Comparable Fund for which WCM Serves as Adviser or Subadviser	Assets of Comparable Fund Managed by WCM (as of June 30, 2015)	Advisory Fee for Comparable Fund Paid to WCM (% of average net assets)
WCM Focused International Growth Mutual Fund	$1,209.11	0.85%
WCM/BNY Mellon FGI ADR ETF	$15.50	0.50%
Clearwater International Fund	$64.53	0.80%
Goldman Sachs Multi-Manager Global Equity Fund	$39.47	0.50%
JNL/WCM Focused International Equity Fund	$283.60	0.45%
Wilshire International Equity Fund	$69.75	0.40%

Terms of the Agreement

The Agreement has an initial term of two years from the effective date (unless sooner terminated in accordance with its terms). Thereafter, continuance of the Agreement shall be subject to the specific approval, at least annually, by vote of a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval, and by either an affirmative vote of a majority of the Trustees of the Fund or a vote of the majority of outstanding voting securities (as that term is defined in the 1940 Act) of the Fund.

The terms of the Agreement and those of the prior subadvisory agreement with Certium are substantially similar; however, under the Agreement, the subadvisory fee rates payable by the Adviser have changed. A description of the subadvisory fee rates appears below.

Under the terms of the Agreement, subject to the supervision of the Adviser and the Board, WCM shall manage the securities and other assets of the Fund, including the purchase, retention and disposition of the assets in accordance with the Fund’s investment objectives, policies, and restrictions

The Agreement provides that it: (i) may be terminated with respect to the Fund upon written notice, at any time without the payment of any penalty, either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund; (ii) may be terminated by the Adviser upon 60 days’ prior written notice to WCM, without the payment of any penalty; (iii) may be terminated by WCM upon 90 days’ prior written notice to the Adviser; and (iv) will terminate automatically and immediately in the event of its “assignment” (as that term is defined in the 1940 Act) or in the event of a termination of the Advisory Agreement with Trust.

The Agreement states that WCM shall be responsible only for rendering the services called for thereunder in good faith and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that WCM is not protected against any liability to the Adviser or the Fund to which WCM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Agreement.

As compensation for the subadvisory services performed by WCM, the Adviser shall pay WCM a subadvisory fee out of the advisory fee it receives from the Fund. Under the Agreement, WCM is entitled to the following annual subadvisory fee based on the Fund’s average daily net assets:

0.51% of the first $500 million

0.50% over $500 million up to $1 billion

0.48% over $1 billion up to $5 billion

0.47% in excess of $5 billion

The Agreement provides that WCM will share pro rata in fee waivers and expense reimbursements subject to a minimum subadvisory fee of 0.50% on the first $500 million of assets and 0.45% thereafter.

Under the prior subadvisory agreement with Certium, the Adviser paid Certium an annual fee of 0.45% (i.e., fifty percent of the investment advisory fee received by the Adviser for its services to the Fund), except that for any compensation period during which the Adviser waived any portion of the management fee that the Fund was required to pay, the Adviser reduced the fee to be paid to Certium by a proportionate amount.

The following table compares the actual fees paid by the Adviser to Certium for the fiscal year ended March 31, 2015 to a hypothetical example of fees that would have been paid if the fee payable to WCM had been in effect for the period. The table also shows the difference between the actual and hypothetical values.

Actual Fees Paid to Certium from April 1, 2014 to March 31, 2015 under Certium Agreement	Hypothetical Fees Payable to WCM from April 1, 2014 to March 31, 2015 under WCM Agreement	Percent Difference
$115,704	$139,187	20.30%

Since the Adviser pays the subadviser out of the advisory fee it receives from the Fund, there would have been no increase in the advisory fee paid by the Fund in connection with the appointment of WCM as subadviser to the Fund.

Evaluation by the Board

In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser and WCM. The Board considered all factors that it deemed to be relevant. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors. Certain factors considered by the Board are addressed in more detail below.

Nature, Extent, and Quality of Services. In considering the nature, extent, and quality of the services proposed to be provided by WCM, the Board reviewed the services to be provided and the qualifications and backgrounds of the portfolio managers proposed to be responsible for managing the Fund. The Board also reviewed information set forth in WCM’s Form ADV, which provides information about the firm, its management, and its business activities and affiliations. The Board considered the professional experience and qualifications of WCM’s senior management and key professional personnel, including those individuals responsible for portfolio management. The Board also considered WCM’s operational capabilities and resources and its experience in managing investment portfolios. Based on its review, within the context of its full deliberations, the Board determined that it was satisfied with the nature, extent, and quality of services to be provided to the Fund by WCM.

Performance. In connection with the assessment of WCM’s ability to perform its duties under the Agreement, the Board considered the sufficiency of its resources and concluded that WCM had the financial resources necessary to perform its obligations under the Agreement. The Board heard an overview of WCM’s investment philosophy, the proposed portfolio construction of the assets of the Fund, and the investment techniques to be employed. The Board also reviewed WCM’s investment performance with respect to the strategies proposed to be used in managing the Fund and the investment performance of WCM with respect to its other accounts, including mutual funds and other pooled investment vehicles.

Cost of Services. The Board considered the cost of the services to be provided by WCM and reviewed the fee to be paid pursuant to the Agreement. In addition, the Board discussed the fee arrangement between the Adviser and WCM, noting that the Adviser would pay WCM out of the advisory fee it receives from the Fund. The Board also reviewed information regarding advisory fees of comparable funds and evaluated the proposed fee arrangement in light of this information and the factors that judicial decisions have specified as pertinent generally. The Board also considered the Adviser’s and WCM’s contractual arrangement with the Fund to waive a portion of the advisory fee and/or reimburse expenses in an effort to control the expense ratios of the Fund, if necessary. Based on its review, within the context of its full deliberations, the Board determined that the fee proposed to be paid to WCM was fair and reasonable.

Economies of Scale. The Board considered the potential for economies of scale and noted that both the Adviser’s and WCM’s fees include breakpoints.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the Agreement are fair and reasonable; (ii) concluded that the fee for WCM is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the Agreement for an initial term of two years.

Additional Information

RidgeWorth, the Trust’s investment adviser, is located at 3333 Piedmont Road, NE, Suite 1500, Atlanta, Georgia 30305. RidgeWorth Distributors LLC, the Trust’s distributor, is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Boston Financial Data Services, Inc., the Trust’s transfer agent and dividend paying agent, is located at 2000 Crown Colony Drive, Quincy, Massachusetts 02169. State Street Bank and Trust Company, the Trust’s administrator, fund accounting agent and custodian is located at 1 Iron Street, Boston, Massachusetts 02110.

There were no brokerage commissions incurred on security transactions placed with affiliates of the Adviser or WCM or Certium for the fiscal year ended March 31, 2015.

As of October 1, 2015, the Trustees and officers of the Fund, individually and as a group, owned beneficially less than 1% of the outstanding shares of the Fund.

As of October 1, 2015, the following persons owned of record 5% or more of the outstanding interests in the Fund:

Fund/Class	Percent of the Class Total Assets Held by the Shareholder
RIDGEWORTH INTERNATIONAL EQUITY FUND – A ANTHONY R GRAY 452 SYLVAN DR WINTER PARK FL 32789-3975	12.38%
RIDGEWORTH INTERNATIONAL EQUITY FUND – A NATIONAL FINANCIAL SERVICES LLC ATTN MUTUAL FUNDS DEPT 499 WASHINGTON BLVD FL 4 JERSEY CITY NJ 07310-2010	65.35%
RIDGEWORTH INTERNATIONAL EQUITY FUND – I NATIONAL FINANCIAL SERVICES LLC ATTN MUTUAL FUNDS DEPT 499 WASHINGTON BLVD FL 4 JERSEY CITY NJ 07310-2010	5.42%
RIDGEWORTH INTERNATIONAL EQUITY FUND – I SUNTRUST BANK AND VARIOUS BENEFIT P C/O FASCORE RECORDKEEPER 8515 E ORCHARD RD 2T2 GREENWOOD VILLAGE CO 80111-5002	38.94%
RIDGEWORTH INTERNATIONAL EQUITY FUND – I CHARLES SCHWAB AND CO INC SPECIAL CUSTODY ACCT FBO CUSTOMERS ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105-1905	36.22%

As of October 1, 2015, no entities held of record more than 25% of the outstanding shares of the Fund. Persons holding more than 25% of the outstanding shares of the Fund may be deemed to have “control” (as that term is defined in the 1940 Act) of the Fund and may be able to affect or determine the outcome of matters presented for a vote of the shareholders of the Fund.

The Trust is a Massachusetts business trust and as such is not required to hold annual meetings of shareholders, although special meetings may be called for the Fund, or for the Trust as a whole, for purposes such as electing or removing Trustees, changing fundamental policies or approving an advisory contract. Shareholder proposals to be presented at any subsequent meeting of shareholders must be received by the Trust at the Trust’s office within a reasonable time before the proxy solicitation is made.

The annual report of the Fund is sent to shareholders of record following the Fund’s fiscal year end. The Fund’s fiscal year end is March 31. The Fund will furnish, without charge, a copy of its annual and semi-annual report to a shareholder upon request. Such requests should be directed to the Fund by calling toll free 1-888-784-3863. Copies of the annual and semi-annual report of the Fund are also available on the EDGAR Database on the SEC’s Internet site at www.sec.gov.

RIDGEWORTH FUNDS

RidgeWorth International Equity Fund

P.O. Box 8053

Boston, MA 02226-8053

Telephone: 1-888-784-3863

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

October 22, 2015

This communication presents an overview of the more complete Information Statement that is available to you on the internet relating to the RidgeWorth International Equity Fund (the “Fund”), a series of RidgeWorth Funds (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

The Information Statement details a recent subadviser change relating to the Fund. Specifically, the Board of Trustees of the Trust has approved a new investment subadvisory agreement on behalf of the Fund between RidgeWorth Capital Management LLC (“RidgeWorth”) and WCM Investment Management. The new subadviser took over day-to-day management of the Fund on September 1, 2015. RidgeWorth continues to serve as the Fund’s investment adviser. In connection with the change in subadviser, and as discussed in the Prospectus, Summary Prospectus and Statement of Additional Information dated September 1, 2015, certain changes were made to the Fund’s principal investment strategies and risks, benchmark index, and portfolio managers. In addition, the Fund’s advisory fee rate was reduced.

The Trust and RidgeWorth have received an exemptive order from the U.S. Securities and Exchange Commission that permits RidgeWorth to enter into and materially amend subadvisory agreements with non-affiliated entities, subject to the approval of the Trust’s Board of Trustees, without obtaining shareholder approval. The order instead requires that an information statement be sent to you. In lieu of physical delivery of the Information Statement, the Trust will make the Information Statement available to you online.

The Information Statement will be available on the Fund’s website at www.ridgeworth.com/funds/international-equity until at least January 15, 2016. A paper or email copy of the Information Statement may be obtained, without charge, by contacting the Fund at 1-888-784-3863.

Please note that only one copy of this notice may be delivered to two or more investors who share an address, unless the Fund has received instructions to the contrary. Please contact the Fund at the address and phone number set forth above if you have any questions.

If you want to receive a paper or e-mail copy of the Information Statement, you must request one. There is no charge to you for requesting a copy.